Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102
Patriot Scientific Corporation Releases First Fiscal Quarter Report

CARLSBAD, Calif., October 12, 2010--(PR Newswire)-Patriot Scientific Corporation (OTCBB: PTSC - News) today reported the filing of its report on Form 10-Q for its first fiscal 2011 quarter ended August 31, 2010.

For the three month period ended August 31, 2010, the Company’s revenues were $0.1 million, with net losses totaling $2.0 million.  The Company’s cash, cash equivalents and marketable securities, less debt, at August 31, 2010 total $11.4 million.

The Company’s net loss of $2.0 million during the current quarter includes losses of $1.2 million from its equity investment in Phoenix Digital Solutions, the joint venture owned by the Company and the privately-held TPL Group.

“Despite our litigation with TPL, we have been engaged in ongoing discussions in an attempt to achieve a resolution to our differences,” stated Cliff Flowers, Patriot’s interim CEO.  “Our objective has been to secure an agreement that paves the way for the continuation of licensing revenues, while ensuring that Patriot and its shareholders are fairly compensated for their ownership interests in the Moore Microprocessor Patent PortfolioTM.  We have been pursuing the dual path of negotiating and litigating, aggressively preserving our full range of options in furtherance of our objectives, and will provide further information as definitive events take place.”

“In regards to our wholly owned data sharing subsidiary Patriot Data Solutions Group (“PDSG”), as I have previously stated we remain cautiously optimistic about the opportunities to increase its business value.  The process of engaging channel partners continues with the objective that through these partners we will have access to multiple opportunities where PDSG and the CDX product line may participate.”

“Following the end of our fiscal quarter we concluded our litigation against Deutsche Bank by settling our complaints in regards to the Auction Rate Securities previously procured through them.  Although the terms of the settlement are confidential, we believe that the liquidity provided by the settlement and the cessation of associated legal costs is a positive development for the Company.”

Details of the Company’s upcoming shareholder meeting which have yet to be finalized will be made available in conjunction with the circularization of the associated proxy materials.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation (“PTSC”) is the co-owner of the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About Patriot Data Solutions Group

Patriot Data Solutions Group, Inc. (“PDSG”) provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the public safety and criminal justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including NIEM (National Information Exchange Model) and the Global Justice XML Data Model (GJXDM). PDSG has been working with some of the nation’s earliest and most innovative data exchange projects including one of the most advanced statewide data-sharing initiatives to be deployed in the United States.  PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB: PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

About the MMP Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation (OTCBB: PTSC – News). The MMP Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It has been widely recognized that the MMP Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com .

Statements in this press release which are not purely historical, including statements regarding Patriot Scientific Corporation's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks and uncertainties associated with the litigation with TPL which may negatively impact the ability to generate revenues from future licensing transactions and the uncertainties associated with our efforts to increase the business value of PDSG. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, and seasonality. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended May 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Patriot Scientific Corporation disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.